                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13GA
                                (Rule 13d-102)


                               (Amendment No. 1)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                           Z-TEL TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         COMMON STOCK, $.01 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   988792108
                        ------------------------------
                                 (CUSIP Number)

                                August 28, 2000
--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)
     [_] Rule 13d-1(c)
     [X] Rule 13d-1(d)

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  CUSIP No. 988792108                                      Page 2 of 10 Pages


------------------------------------------------------------------------------

 1.   NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Gramercy Z-Tel L.P.

------------------------------------------------------------------------------

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a) [_]
      (b) [_]

------------------------------------------------------------------------------

 3.   SEC USE ONLY



------------------------------------------------------------------------------

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

------------------------------------------------------------------------------

                     5.   SOLE VOTING POWER

     NUMBER OF            None

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                          4,636,779/1/
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING             None

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH
                          4,636,779

------------------------------------------------------------------------------

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,636,779

------------------------------------------------------------------------------

__________________

/1/ Includes 1,041,666 shares of Series D Preferred, par value $.01 per share (the "Series D Preferred") and warrants to purchase 520,833 shares of Common Stock pursuant to the Certificate of Designations, Preferences and Relative Rights, Qualifications, Limitations and Restrictions of the Series D Preferred, which sets forth a formula for determining the number of shares of Common Stock issuable, as at any date, upon conversion of the Series D Preferred.

                              Page 2 of 10 Pages


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CUSIP No. 988792108                                         Page 3 of 10 Pages


10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]

------------------------------------------------------------------------------

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      11.4%/2/

------------------------------------------------------------------------------

12.   TYPE OF REPORTING PERSON*

      PN

------------------------------------------------------------------------------


______________________

/2/ Based on 33,495,147 shares outstanding as of August 9, 2000, as reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000

                              Page 3 of 10 Pages



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  CUSIP No. 988792108                                      Page 4 of 10 Pages


------------------------------------------------------------------------------

 1.   NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Gramercy Z-Tel LLC

------------------------------------------------------------------------------

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a) [_]
      (b) [_]

------------------------------------------------------------------------------

 3.   SEC USE ONLY



------------------------------------------------------------------------------

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

------------------------------------------------------------------------------

                     5.   SOLE VOTING POWER

     NUMBER OF            None

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                          4,636,779/1/
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING             None

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH
                          4,636,779

------------------------------------------------------------------------------

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,636,779

------------------------------------------------------------------------------

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]

------------------------------------------------------------------------------

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      11.4%/2/

                              Page 4 of 10 pages


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CUSIP No. 988792108                                        Page 5 of 10 Pages


-------------------------------------------------------------------------------

 12.   TYPE OF REPORTING PERSON*

       OO

-------------------------------------------------------------------------------

                              Page 5 of 10 Pages


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  CUSIP No. 988792108                                      Page 6 of 10 Pages



------------------------------------------------------------------------------

 1.   NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Gramercy Communications Partners (Cayman), L.P.

------------------------------------------------------------------------------

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a) [_]
      (b) [_]

------------------------------------------------------------------------------

 3.   SEC USE ONLY



------------------------------------------------------------------------------

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands

------------------------------------------------------------------------------

                     5.   SOLE VOTING POWER

     NUMBER OF            None

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                          4,636,779/1/
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING             None

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH
                          4,636,779

------------------------------------------------------------------------------

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,636,779

------------------------------------------------------------------------------

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]

------------------------------------------------------------------------------

                              Page 6 of 10 Pages
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CUSIP No. 988792108                                          Page 7 of 10 Pages



11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      11.4%/2/

------------------------------------------------------------------------------

12.   TYPE OF REPORTING PERSON*

      PN

------------------------------------------------------------------------------

                              Page 7 of 10 Pages
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Item 1(a)      Name of Issuer:
               Z-Tel Technologies, Inc.
Item 1(b)      Address of Issuer's Principal Executive Offices:
               Knight's Point
               601 South Harbour Island Boulevard
               Suite 220
               Tampa, Florida

Item 2(a)      Name of Persons Filing:
               1. Gramercy Z-Tel L.P., the record holder of the securities (the "L.P.")
               2. Gramercy Z-Tel LLC, the sole general partner of the L.P. (the "LLC")
               3. Gramercy Communications Partners (Cayman), L.P., the Managing Member of the LLC (the "Fund")

Item 2(b)      Address of Principal Business Office or, if None, Residence:
               The principal business office for all reporting persons listed in
               Item 2(a) is:
               712 Fifth Avenue
               New York, New York 10019

Item 2(c)      Citizenship:
               1.  L.P.:  Delaware
               2.  LLC:   Delaware
               3.  Fund:  Cayman Islands

Item 2(d)      Title of Class of Securities
               Common Stock, $.01 par value

Item 2(e)      CUSIP Number:
               988792108

Item 3. If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c),
                     Check Whether the Person Filing is a:
                     Not applicable

Item 4.        Ownership
                  (a)  Amount beneficially owned by each reporting person:
                       4,636,779
                  (b)  Percent of Class                   11.4%
                  (c)  Number of shares as to which each person has

                              Page 8 of 10 Pages

               (i)   Sole power to vote or to direct the vote:       None
               (ii)  Shared power to vote or to direct the vote:     4,636,779
               (iii) Sole power to dispose or to direct the disposition of:
                     None
               (iv)  Shared power to dispose or to direct the disposition of:
                     4,636,779

Item 5.        Ownership of Five Percent or less of a Class
                    Not applicable

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.
                    Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
                    Not applicable

Item 8.        Identification and Classification of Members of the Group.
                    Not applicable

Item 9.        Notice of Dissolution of Group.
                    Not applicable

Item 10.       Certifications.
                    Not applicable

                              Page 9 of 10 Pages
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                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                 September 8, 2000
                                 -----------------------------------------------
                                                 (Date)

                                 GRAMERCY Z-TEL L.P.

                                 By:  Gramercy Z-Tel LLC,
                                      its General Partner

                                 By: Gramercy Communication Partners (Cayman), L.P., its Managing Member

                                 By:  Gramercy Communications Partners MGP
                                      (Cayman), LDC, its General Partner

                                 By:  /s/ Laurence S. Grafstein
                                      ------------------------------------
                                      Laurence S. Grafstein
                                      Managing Director

                                 GRAMERCY Z-TEL LLC

                                 By: Gramercy Communications Partners (Cayman), L.P., its Managing Member

                                 By:  Gramercy Communications Partners MGP
                                      (Cayman), LDC, its General Partner

                                 By:  /s/ Laurence S. Grafstein
                                      ------------------------------------
                                      Laurence S. Grafstein
                                      Managing Director

                                 GRAMERCY COMMUNICATIONS PARTNERS (CAYMAN), L.P.

                                 By:  Gramercy Communication Partners MGP
                                      (Cayman), LDC, its General Partner

                                 By:  /s/ Laurence S. Grafstein
                                      ------------------------------------
                                      Laurence S. Grafstein
                                      Managing Director

                              Page 10 0f 10 Pages